EXHIBIT 99.1

PRESS RELEASE

905 Southfield Drive
Plainfield, Indiana  46168

April 17, 2008

LINCOLN BANCORP ANNOUNCES FIRST QUARTER RESULTS

Lincoln Bancorp (NASDAQ GM: LNCB) (the “Company”), the holding company of Lincoln Bank (the “Bank”), announced today that the Company’s net income for the first quarter ended March 31, 2008 was $181,000, or $.04 for both basic and diluted earnings per share.  This compares to a net loss in the first quarter of 2007 totaling $425,000, or $.08 for both basic and diluted earnings per share.  The lower than expected earnings during the first quarter of 2008 were the result of a $1,507,000 provision for loan losses taken after review of the adequacy of the allowance for loan losses after the end of the quarter.  During the first quarter of 2007, the Company took the first step in a strategic restructuring of a portion of the balance sheet discussed in greater detail below. The after-tax loss recognized on this restructuring charge totaled $1,074,000 or $.21 for both basic and diluted earning per share.

The increased provision in the first quarter of 2008 was made for several reasons.  After loan officers of the Bank reviewed annual financial statements of certain of its loan customers as they became available, they determined that the customers’ financial condition had declined and warranted downgrades of the credits.  These loans were primarily development and commercial real estate loans affected by the downturn in the economy.  Loans that were downgraded totaled over $30 million and spanned over a dozen relationships.  Many of these loans are still performing and nonperforming assets of the Bank increased only $1.3 million from December 31, 2007.  However, the downgraded credits affected the outcome of the Bank’s consistently applied methodology for determining loan loss allowances and resulted in a required increase to the allowance for loan losses.

No substantial charge-offs or write-downs have occurred on the loans.  The net charge-offs for the quarter were only $101,000.  The allowance for loan losses at the end of March, 2008 was $7,988,000, or 1.25% of total loans, up from 1.02% of total loans at the end of 2007.
Although management believes the allowance for loan losses is appropriate to absorb future losses inherent in the portfolio as of March 31, 2008, further deterioration in either the economy or our borrower’s individual financial condition may necessitate additional provision expense in the future.

Assets totaled $864.4 million at March 31, 2008, a decrease from December 31, 2007 of $24.9 million.  The decrease in assets occurred in net loans, down $9.6 million and investment securities available for sale, down $14.6 million.  The decline in loans occurred in real estate mortgages, down $8.8 million and consumer loans, down $4.7 million. We experienced growth of $5.3 million in commercial loans.   The increase in allowance for loan losses accounted for $1.4 million of the decline in net loans.

Total deposits were $637.3 million at March 31, 2008, a decrease of $19.1 million from year end December 31, 2007.  The decline occurred primarily in money market deposits down $23.5 million and certificates of deposit, down $9.4 million.  This decline in balances was primarily because of the outflow of public fund deposits as local governments sought liquidity.  Growth occurred in noninterest-bearing and interest-bearing demand deposit accounts, up $1.1 million and $7.3 million, respectively, and savings accounts, up $5.5 million from December 31, 2007.  Borrowed funds declined by $5.8 million from year end 2007 to $103.4 million at March 31, 2008.  Part of the excess funds from the decrease in loans and investments provided an opportunity to repay some of our Federal Home Loan Bank debt.

Net interest income for the first quarter of 2008 was $5,838,000 compared to $5,360,000 for the same period in 2007.  Net interest margin improved to 2.90% for the three-month period ended March 31, 2008 compared to 2.60% for the same period in 2007.  The average yield on earning assets declined  only 20 basis points in the first quarter 2008 compared to the same period in 2007 while the average cost of interest-bearing liabilities decreased 59 basis points for the same period.  This increased the interest rate spread from 2.14% at March 31, 2007 to 2.53% at March 31, 2008, or 39 basis points.

As discussed above, the Bank’s provision for loan losses for the first quarter of 2008 was $1,507,000 compared to $207,000 for the same period in 2007.  Nonperforming loans to total loans at March 31, 2008 increased to 1.43% from 1.22% at December 31, 2007.  Nonperforming assets to total assets were 1.13% at March 31, 2008 compared to .95% at December 31, 2007.  The allowance for loan losses as a percent of loans was 1.25% at March 31, 2008 compared to 1.02% and December 31, 2007.  During the first quarter of 2008, the Bank recognized $101,000 in net charged-off loans compared to $107,000 of net charge-offs in the first quarter of 2007.

Other income for the three months ended March 31, 2008 was $1,946,000 compared to ($180,000) for the same quarter of 2007.  Service charges on deposit accounts increased $100,000 or 18% and point of sale income increased $69,000 or 36% over the same quarter in 2007.  With the restructuring in the first quarter of 2007 discussed above, net gains (losses) on sales of loans including unrealized gains (losses) in the first quarter were $(1,006,000).  Excluding the losses associated with the restructuring charge of $1,327,000, the 2007 total would have been $321,000 compared to $457,000 for the first quarter of 2008, a 42% increase.  For the first quarter of 2007, there were no securities gains or losses except for the $419,000 charge from transferring $29.7 million of securities from available for sale to trading securities. In total, after adjusting other income in the first quarter of 2007 for the restructuring charge of $1,746,000 discussed above, other income for the first quarter of 2007 would have been $1,566,000. Total other income for the three months ended March 31, 2008 of $1,946,000 would represent an increase of $380,000 or  a 24% improvement over the adjusted other income amount for the same quarter of 2007.

Other expenses were $6,349,000 for the three months ended March 31, 2008 compared to $5,937,000 for the same three months of 2007.  The largest increase was in salaries and employee benefits totaling $3,354,000 for the first quarter of 2008 compared to $3,096,000 during the same quarter of 2007, an increase of $258,000 or 8%.  The primary reasons for the increase were a new sales incentive program for loan officers and an increase in full time equivalent employees to 235 from 239 for the first quarter of 2007 compared to 2008.  Occupancy costs increased $100,000 to $645,000 primarily from the addition of new branches in Greenwood and Mooresville in high traffic areas to replace existing offices in those areas.  Data processing costs increased to $665,000 for the quarter compared to $532,000 in the same quarter of 2007.  This increase was directly the result of additional new checking account relationships added through our direct marketing campaign begun late in the first quarter of 2007.

The book value of Lincoln Bancorp common stock was $18.53 per share at March 31, 2008 compared to $18.63 at December 31, 2007.

Lincoln Bancorp and Lincoln Bank are headquartered in Plainfield, Indiana with additional offices in Avon, Bargersville, Brownsburg, Crawfordsville, Frankfort, Franklin, Greenwood, Mooresville, Morgantown, Nashville and Trafalgar.  The Bank also has 2 loan production offices located in Carmel and Greenwood, Indiana.

Statements contained in this press release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended) which involve significant risks and uncertainties. The Companies intend such forward-looking statements to be covered in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of invoking these safe harbor provisions. The Companies' ability to predict results or the actual effect of future plans or strategies is inherently uncertain and involves a number of risks and uncertainties, some of which have been set forth in the Companies' most recent annual reports on Form 10-K, which disclosures are incorporated by reference herein. The fact that there are various risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.
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For additional information, contact:

Jerry R. Engle, President / CEO
Lincoln Bancorp
317-839-6539

LINCOLN BANCORP
SELECTED CONSOLIDATED FINANCIAL DATA OF THE COMPANY
(Unaudited)
(Dollars in Thousands, Except Per Share Amounts)

	March 31	December 31
	2008	2007
Balance Sheet Data:
Total assets	$864,427	$889,314
Loans, net (including loans held for sale)	630,199	639,791
Cash and cash equivalents	12,488	13,115
Investment securities available for sale	135,779	150,406
Deposits	637,311	656,405
Securities sold under repurchase agreements	16,498	16,767
Borrowings	103,390	109,177
Stockholders' equity	98,523	98,986

Book value per common share	$18.53	$18.63
Shares outstanding	5,316,356	5,312,981
Equity to assets	11.40%	11.13%
Non-performing assets to total assets	1.13%	0.95%
Non-performing loans to total loans	1.43%	1.22%
Allowance for loan losses to total loans	1.25%	1.02%

	Three Months Ended March 31
	2008	2007
Operating Data:
Interest Income:
Loans	$10,505	$10,950
Investment securities	1,892	1,975
Deposits with financial institutions and federal funds sold	25	185
Dividend income	110	115
Total interest income	12,532	13,225
Interest Expense:
Deposits	5,422	6,686
Borrowings	1,272	1,179
Total interest expense	6,694	7,865
Net Interest Income	5,838	5,360
Provision for loan losses	1,507	207
Net Interest Income After Provision for Loan Losses	4,331	5,153
Other Income:
Service charges on deposit accounts	642	542
Net gains(losses) on sales of loans including unrealized gains (losses)	457	(1,006)
Net realized and unrealized gains (losses) on sale of available for sale and trading securities	70	(419)
Point of sale income	263	194
Loan servicing fees	94	77
Increase in cash value of life insurance	203	212
Other	217	220
Total other income	1,946	(180)
Other Expenses:
Salaries and employee benefits	3,354	3,096
Net occupancy expenses	645	545
Equipment expenses	411	426
Data processing expense	665	532
Professional fees	213	144
Advertising and business development	229	282
Core deposit intangible amortization	121	137
Other	711	775
Total other expenses	6,349	5,937
Income before income taxes	(72)	(964)
Income taxes	(253)	(539)
Net income	$181	$(425)

Basic earnings per share	$0.04	$(0.08)
Diluted earnings per share	$0.04	$(0.08)

Other Data:
Interest rate spread	2.53%	2.14%
Net interest margin	2.90%	2.60%
Return on average assets	0.08%	-0.19%
Return on average equity	0.73%	-1.70%